Exhibit 99.1

Investor Contact:	Media Contact:
Noah Hoppe, 312.780.5991	Franziska Weber, 312.780.6106
noah.hoppe@hyatt.com	franziska.weber@hyatt.com
HYATT REPORTS SECOND QUARTER 2022 RESULTS
Total Fee Revenue More than Doubles from Last Year; Reaches Record Level
System-wide RevPAR, Excluding Greater China, Above 2019
CHICAGO (August 9, 2022) - Hyatt Hotels Corporation ("Hyatt" or the "Company") (NYSE: H) today reported second quarter 2022 financial results. Net income attributable to Hyatt was $206 million, or $1.85 per diluted share, in the second quarter of 2022, compared to a net loss attributable to Hyatt of $9 million, or $0.08 per diluted share, in the second quarter of 2021. Adjusted net income attributable to Hyatt was $51 million, or $0.46 per diluted share, in the second quarter of 2022, compared to Adjusted net loss attributable to Hyatt of $117 million, or $1.15 per diluted share, in the second quarter of 2021. Refer to the table on page 14 of the schedules for a summary of special items impacting Adjusted net income (loss) and Adjusted earnings (losses) per diluted share for the three months ended June 30, 2022 and June 30, 2021.
"Our second quarter results serve as clear evidence of the earnings power of Hyatt as we continue to transform our business. Total fee revenue exceeded $200 million and was 27% higher than any other quarter in the Company’s history driven by a record level of leisure transient revenue and rapidly improving group and business transient demand," said Mark S. Hoplamazian, President and Chief Executive Officer of Hyatt Hotels Corporation. "Demand broadened both geographically and by segment, with RevPAR in most of our key geographies exceeding the same period in 2019. Our outlook remains optimistic with strong actualized results and booking trends for future periods continuing in July."
Second quarter 2022 financial results as compared to the second quarter 2021 are as follows:
•Net income increased to $206 million from a loss of $9 million.
•Adjusted EBITDA increased to $255 million from $55 million.
◦Apple Leisure Group ("ALG") contributed $54 million of Adjusted EBITDA.
◦Adjusted EBITDA does not include ALG's Net Deferrals of $25 million and Net Financed Contracts of $15 million.
•Comparable system-wide RevPAR increased 82% to $130.16 and comparable U.S. hotel RevPAR increased 85% to $150.52 in the second quarter of 2022.
•Comparable owned and leased hotels RevPAR increased 140% to $186.34 and comparable owned and leased hotels operating margin improved to 31.9% in the second quarter of 2022.
•All-inclusive Net Package RevPAR was $182.10 with an Average Daily Rate of $255.30.
•System-wide Net Rooms Growth was 19.0% in the second quarter of 2022. Excluding ALG, Net Rooms Growth was 4.6%.
•Pipeline of executed management or franchise contracts was approximately 113,000 rooms. Excluding ALG, the pipeline was approximately 106,000 rooms.
Mr. Hoplamazian continued, "We had a strong second quarter of gross rooms expansion through the opening of approximately 5,500 rooms during the quarter. While there have been delays in the timing of openings across the industry, we are particularly encouraged by the volume of conversion opportunities driven by the compelling value of our brands, and expect Net Rooms Growth for the full year to be greater than 6%."
Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the non-GAAP reconciliations included in the schedules and the definitions of the non-GAAP measures presented beginning on page 12.

OPERATIONAL UPDATE
Comparable system-wide RevPAR experienced rapid improvement in the second quarter and into the third quarter. Comparable system-wide RevPAR was down 5% to 2019 in the second quarter, improving from down 9% to 2019 in April to down 1% to 2019 in June. In July, comparable system-wide RevPAR was up 5% to 2019, marking one of the strongest individual months in Hyatt’s history powered by growth in luxury branded hotels, which were up 28% to 2019 in the Americas and EAME/SW Asia regions combined.
The results in July and favorable forward booking trends reflect continued strength. System-wide comparable transient revenue on the books for the remainder of the year is pacing 1% ahead of the same period in 2019 or 4% ahead when excluding Greater China. Additionally, short-term demand for group business continues to trend significantly ahead of 2019. Gross group room revenue booked in July for stay dates in 2022 for comparable Americas Full Service Managed properties was approximately 40% above July 2019 and group pace for the remainder of the year, from August through December, is approximately 7% below 2019 reflecting steady improvement as a result of strong short-term bookings.
Our all-inclusive portfolio also continues to experience strong growth. Based on preliminary results, net package RevPAR in July for ALG resorts in the Americas is approximately 24% higher in comparison with the same properties managed by ALG in July of 2019. Additionally, total package revenue for the entire ALG portfolio is approximately 74% higher than July of 2019, reflecting the impact of net rooms growth. Looking ahead, gross package revenue for ALG resorts in the Americas is pacing more than 44% above 2019 over the months of August through December for the same set of properties.
SECOND QUARTER RESULTS
Second quarter of 2022 financial results as compared to the second quarter of 2021 are as follows:
Management, Franchise, and Other Fees
Total management, franchise, and other fee revenues increased to $204 million in the second quarter of 2022 compared to $93 million reported in the second quarter of 2021 and reflected a sequential improvement from $154 million reported in the first quarter of 2022. Base management fees increased to $79 million, incentive management fees increased to $45 million, and franchise fees increased to $52 million during the quarter. Other fee revenues increased to $28 million during the quarter.
Americas Management and Franchising Segment
Americas management and franchising segment Adjusted EBITDA increased to $117 million in the second quarter of 2022 compared to $54 million reported in the second quarter of 2021. Results were led by the continuation of strong leisure demand and building momentum in group and business transient, resulting in increases in base and franchise fees with total franchise fees exceeding 2019 levels by 35% on a reported basis.
Americas net rooms increased 3.5% compared to the second quarter of 2021.
Southeast Asia, Greater China, Australia, New Zealand, South Korea, Japan and Micronesia (ASPAC) Management and Franchising Segment
ASPAC management and franchising segment Adjusted EBITDA decreased to $6 million in the second quarter of 2022 compared to $10 million reported in the second quarter of 2021. Results reflect lower demand in Greater China while the remainder of the region showed steady improvement led by the easing of travel restrictions as well as increased airlift to meet pent up demand.
ASPAC net rooms increased 6.1% compared to the second quarter of 2021.
Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the non-GAAP reconciliations included in the schedules and the definitions of the non-GAAP measures presented beginning on page 12.

Europe, Africa, Middle East and Southwest Asia (EAME/SW Asia) Management and Franchising Segment
EAME/SW Asia management and franchising segment Adjusted EBITDA increased to $13 million in the second quarter of 2022 compared to a loss of $1 million reported in the second quarter of 2021. In the second quarter of 2022, results across the region were led by Europe and the Middle East as travel restrictions eased, cross-border travel strengthened, and airlift improved.
EAME/SW Asia net rooms increased 7.9% compared to the second quarter of 2021.
Apple Leisure Group Segment
ALG segment Adjusted EBITDA was $54 million in the second quarter of 2022. Adjusted EBITDA does not include ALG's Net Deferrals of $25 million and Net Financed Contracts of $15 million. Results reflect strong demand for leisure destinations, increased airlift capacity, and favorable pricing environment.
During the second quarter of 2022, ALG added 10 resorts (or 2,502 rooms).
Refer to the table on page 3 of the schedules for further details on revenue recognition, deferrals, and financed contracts relating to the Unlimited Vacation Club.
Owned and Leased Hotels Segment
Owned and leased hotels segment Adjusted EBITDA increased to $99 million in the second quarter of 2022 compared to $12 million reported in the second quarter of 2021. Owned and leased hotels segment comparable operating margins improved to 31.9% from the second quarter 2021 as reported, reflecting strong operational execution and growth in average daily rates.
Refer to the tables starting on page 11 of the schedules for a detailed list of portfolio changes and the year-over-year net impact to total owned and leased hotels segment Adjusted EBITDA.
Corporate and Other
Corporate and other Adjusted EBITDA decreased to $(34) million in the second quarter of 2022 compared to $(21) million reported in the second quarter of 2021. The decrease to the second quarter of 2021 is driven by increases in certain selling, general, and administrative expenses, including $4 million of integration-related costs associated with the acquisition of ALG, and increases in payroll and related costs.
Selling, General, and Administrative Expenses
Selling, general, and administrative expenses decreased 11.4% inclusive of rabbi trust impacts and stock-based compensation. Adjusted selling, general, and administrative expenses increased $48 million, primarily due to the addition of ALG's Adjusted selling, general, and administrative expenses which were $28 million in the second quarter of 2022 and an increase in Corporate Adjusted selling, general, and administrative expenses of $13 million compared to second quarter of 2021.
Refer to the table on page 16 of the schedules for a reconciliation of selling, general, and administrative expenses to Adjusted selling, general, and administrative expenses.
OPENINGS AND FUTURE EXPANSION
In the second quarter of 2022, 28 new hotels (or 5,510 rooms) joined Hyatt's system.
As of June 30, 2022, the Company had a pipeline of executed management or franchise contracts for approximately 550 hotels (approximately 113,000 rooms), inclusive of ALG's pipeline contribution of approximately 20 hotels (or approximately 7,000 rooms).
Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the non-GAAP reconciliations included in the schedules and the definitions of the non-GAAP measures presented beginning on page 12.

TRANSACTION / CAPITAL STRATEGY
During the second quarter, the Company completed the following asset sales related to its owned and leased portfolio, resulting in gross proceeds of $812 million at an aggregate multiple of 15.7x 2019 EBITDA:
•Hyatt Regency Indian Wells Resort & Spa — The Company sold the 530-room Hyatt Regency Indian Wells Resort & Spa, located in Palm Springs, CA, for approximately $145 million (approximately $136 million, net of closing costs and proration adjustments) to an unrelated third party and entered into a long-term management agreement.
~~•~~Grand Hyatt San Antonio River Walk — The Company sold the 1,003-room Grand Hyatt San Antonio River Walk, located in San Antonio, TX, for approximately $310 million (approximately $127 million, net of closing costs, proration adjustments, restricted cash returned, and after legal defeasance of $166 million of bonds) to an unrelated third party and entered into a long-term management agreement.
•The Driskill — The Company sold the 189-room The Driskill, located in Austin, TX, for approximately $125 million (approximately $119 million, net of closing costs and proration adjustments) to an unrelated third party and entered into a long-term management agreement.
•The Confidante Miami Beach — The Company sold the 339-room The Confidante Miami Beach, located in Miami Beach, FL, for approximately $232 million (approximately $227 million, net of closing costs and proration adjustments) to an unrelated third party and entered into a long-term management agreement.
On August 3, 2022, the Company acquired the following asset:
•Hotel Irvine — The Company acquired the 541-room Hotel Irvine, located in Irvine, CA, for approximately $135 million from an unrelated third party.
The Company is currently marketing two hotels for sale and intends to successfully execute plans to realize approximately $2 billion of gross proceeds from the sales of real estate, net of acquisitions, by the end of 2024 as part of its expanded asset-disposition commitment announced in August 2021.
BALANCE SHEET / LIQUIDITY
As of June 30, 2022, the Company reported the following:
•Total debt of $3,804 million, reflecting a reduction of approximately $180 million during the quarter through the repurchase of senior notes and the legal defeasance of bonds related to Grand Hyatt San Antonio River Walk.
•Pro rata share of unconsolidated hospitality venture debt of $589 million, substantially all of which is non-recourse to Hyatt and a portion of which Hyatt guarantees pursuant to separate agreements.
•Total liquidity of approximately $3.5 billion with $1,955 million of cash and cash equivalents and short-term investments, and borrowing availability of $1,496 million under Hyatt's revolving credit facility, net of letters of credit outstanding.
SHARE REPURCHASE / DIVIDEND
During the second quarter of 2022, the Company repurchased Class A common shares for approximately $101 million. There were no Class B shares repurchases or any Class A or Class B quarterly dividend payments during the second quarter of 2022. The Company ended the second quarter with 50,096,332 Class A and 59,017,749 Class B shares issued and outstanding.
Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the non-GAAP reconciliations included in the schedules and the definitions of the non-GAAP measures presented beginning on page 12.

2022 OUTLOOK
The Company is providing the following information for the 2022 fiscal year:
•Comparable system-wide constant dollar RevPAR is expected to be greater than 2021 by a range of 55% to 60%, and system-wide constant dollar RevPAR is expected to be less than 2019 by a range of 4% to 9% for hotels that were comparable in both years.
•Capital expenditures are expected to be approximately $210 million.
◦Hyatt capital expenditures, excluding ALG, are expected to be approximately $185 million.
◦ALG capital expenditures are expected to be approximately $25 million.
•Adjusted selling, general, and administrative expenses are expected to be approximately $460 million to $465 million. This includes selling, general, and administrative expenses associated with the acquisition of ALG, of which $25 million to $30 million is related to one-time integration costs in 2022. Refer to the table on page 16 of the schedules for a reconciliation of selling, general, and administrative expenses to Adjusted selling, general, and administrative expenses.
◦Excluding ALG, Adjusted selling, general, and administrative expenses are expected to be approximately $300 million to $305 million, and include $25 million to $30 million related to one-time integration costs in 2022.
◦ALG Adjusted selling, general, and administrative expenses are expected to be approximately $160 million.
•The Company expects to grow net rooms by greater than 6.0%.
No disposition or acquisition activity beyond what has been completed as of the date of this release has been included in the 2022 Outlook. The Company's 2022 Outlook is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company's expectations may change. There can be no assurance that Hyatt will achieve these results.
Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the non-GAAP reconciliations included in the schedules and the definitions of the non-GAAP measures presented beginning on page 12.

CONFERENCE CALL INFORMATION
The Company will hold an investor conference call this morning, August 9, 2022, at 8:00 a.m. CT.
Participants are encouraged to listen to a simultaneous webcast of the conference call, which may be accessed through the Company’s website at investors.hyatt.com. Alternatively, participants may access the live call by dialing: 888-412-4131 (U.S. Toll-Free) or 646-960-0134 (International Toll Number) using conference ID# 9019679 approximately 15 minutes prior to the scheduled start time.
A replay of the call will be available for one week beginning on Tuesday, August 9, 2022 at 11:00 a.m. CT by dialing: 800-770-2030 (U.S. Toll-Free) or 647-362-9199 (International Toll Number) using conference ID# 9019679. An archive of the webcast will be available on the Company’s website for 90 days.
FORWARD-LOOKING STATEMENTS
Forward-Looking Statements in this press release, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements about our plans, strategies, outlook, occupancy, the impact of the COVID-19 pandemic and pace of recovery, the amount by which the Company intends to reduce its real estate asset base and the anticipated timeframe for such asset dispositions, the number of properties we expect to open in the future, booking trends, RevPAR trends, our expected Adjusted SG&A expense, our expected capital expenditures, our expected net rooms growth, financial performance, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as "may," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "estimate," "predict," "potential," "continue," "likely," "will," "would" and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: risks associated with the acquisition of ALG; our ability to realize the anticipated benefits of the acquisition of ALG as rapidly or to the extent anticipated, including successful integration of the ALG business; the duration and severity of the COVID-19 pandemic and the pace of recovery following the pandemic, any additional resurgence, or COVID-19 variants; the short and long-term effects of the COVID-19 pandemic, including on the demand for travel, transient and group business, and levels of consumer confidence; the impact of the COVID-19 pandemic, any additional resurgence, or COVID-19 variants, and the impact of actions that governments, businesses, and individuals take in response, on global and regional economies, travel limitations or bans, and economic activity, including the duration and magnitude of its impact on unemployment rates and consumer discretionary spending; the broad distribution and efficacy of COVID-19 vaccines and treatments, wide acceptance by the general population of such vaccines, and the availability, use, and effectiveness of COVID-19 testing, including at-home testing kits; the ability of third-party owners, franchisees, or hospitality venture partners to successfully navigate the impacts of the COVID-19 pandemic, any additional resurgence, or COVID-19 variants; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the rate and the pace of economic recovery following economic downturns; global supply chain constraints and interruptions, rising costs of construction-related labor and materials, and increases in costs due to inflation or other factors that may not be fully offset by increases in revenues in our business; risks affecting the luxury, resort, and all-inclusive lodging segments; levels of spending in business, leisure, and group segments as well as consumer confidence; declines in occupancy and average daily rate; limited visibility with respect to future bookings; loss of key personnel; domestic and international political and geo-political conditions, including political or civil unrest or changes in trade policy; hostilities, or fear of hostilities, including future terrorist attacks, that affect travel; travel-related accidents; natural or man-made disasters such as earthquakes, tsunamis, tornadoes, hurricanes, floods, wildfires, oil spills, nuclear incidents, and global outbreaks of pandemics or contagious diseases, or fear of such outbreaks; our ability to successfully achieve certain levels of operating profits at hotels that have performance tests or guarantees in favor of our third-party owners; the impact of hotel renovations and redevelopments; risks associated with our capital allocation plans, share repurchase program, and dividend payments, including a reduction in, or elimination or suspension of, repurchase activity or dividend payments; the seasonal and cyclical nature of the real estate and hospitality businesses; changes in distribution arrangements, such as through internet travel intermediaries; changes in the tastes and preferences of our customers; relationships with colleagues and labor unions and changes in labor laws; the financial condition of, and our relationships with, third-party property owners, franchisees, and hospitality venture partners; the possible inability of third-party owners, franchisees, or development partners to access capital necessary to fund current operations or implement our plans for growth; risks associated with potential acquisitions and dispositions and the introduction of new brand concepts; the timing of acquisitions and dispositions and our ability to successfully integrate completed acquisitions with existing operations; failure to successfully complete proposed transactions (including the failure to satisfy closing conditions or obtain required approvals); our ability to successfully execute on our strategy to expand our management and franchising business while at the same time reducing our real estate asset base within targeted timeframes and at expected values; declines in the value of our real estate assets; unforeseen terminations of our management or franchise agreements; changes in federal, state, local, or foreign tax law; increases in interest rates, wages, and other operating costs; foreign exchange rate fluctuations or currency restructurings; lack of acceptance of new brands or innovation; general volatility of the capital markets and our ability to access such markets; changes in the competitive environment in our industry, including as a result of the COVID-19 pandemic, industry consolidation, and the markets where we operate; our ability to successfully grow the World of Hyatt loyalty program and Unlimited Vacation Club paid membership program; cyber incidents and information technology failures; outcomes of legal or
Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the non-GAAP reconciliations included in the schedules and the definitions of the non-GAAP measures presented beginning on page 12.

administrative proceedings; violations of regulations or laws related to our franchising business; and other risks discussed in the Company's filings with the SEC, including our annual report on Form 10-K, which filings are available from the SEC. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. We caution you not to place undue reliance on any forward-looking statements, which are made only as of the date of this press release. We do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.
NON-GAAP FINANCIAL MEASURES
The Company refers to certain financial measures that are not recognized under U.S. generally accepted accounting principles (GAAP) in this press release, including: net income (loss), adjusted for special items; diluted earnings (losses) per share, adjusted for special items; Adjusted EBITDA; Adjusted EBITDA margin; and Adjusted SG&A. See the schedules to this earnings release, including the "Definitions" section, for additional information and reconciliations of such non-GAAP financial measures.
AVAILABILITY OF INFORMATION ON HYATT'S WEBSITE AND SOCIAL MEDIA CHANNELS
Investors and others should note that Hyatt routinely announces material information to investors and the marketplace using U.S. Securities and Exchange Commission (SEC) filings, press releases, public conference calls, webcasts and the Hyatt Investor Relations website. The Company uses these channels as well as social media channels (e.g., the Hyatt Facebook account (facebook.com/hyatt); the Hyatt Instagram account (instagram.com/hyatt/); the Hyatt Twitter account (twitter.com/hyatt); the Hyatt LinkedIn account (linkedin.com/company/hyatt/); and the Hyatt YouTube account (youtube.com/user/hyatt)) as a means of disclosing information about the Company's business to our guests, customers, colleagues, investors, and the public. While not all of the information that the Company posts to the Hyatt Investor Relations website or on the Company's social media channels is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media, and others interested in Hyatt to review the information that it shares at the Investor Relations link located at the bottom of the page on hyatt.com and on the Company's social media channels. Users may automatically receive email alerts and other information about the Company when enrolling an email address by visiting "Sign up for Email Alerts" in the "Investor Resources" section of Hyatt's website at investors.hyatt.com.
ABOUT HYATT HOTELS CORPORATION
Hyatt Hotels Corporation, headquartered in Chicago, is a leading global hospitality company guided by its purpose – to care for people so they can be their best. As of June 30, 2022, the Company’s portfolio included more than 1,150 hotels and all-inclusive properties in 72 countries across six continents. The Company's offering includes brands in the Timeless Collection, including Park Hyatt®, Grand Hyatt®, Hyatt Regency®, Hyatt®, Hyatt Residence Club®, Hyatt Place®, Hyatt House®, and UrCove; the Boundless Collection, including Miraval®, Alila®, Andaz®, Thompson Hotels®, Hyatt Centric®, and Caption by Hyatt; the Independent Collection, including The Unbound Collection by Hyatt®, Destination by Hyatt™, and JdV by Hyatt™; and the Inclusive Collection, including Hyatt Ziva®, Hyatt Zilara®, Zoëtry® Wellness & Spa Resorts, Secrets® Resorts & Spas, Breathless Resorts & Spas®, Dreams® Resorts & Spas, Vivid Hotels & Resorts®, Alua Hotels & Resorts®, and Sunscape® Resorts & Spas. Subsidiaries of the Company operate the World of Hyatt® loyalty program, ALG Vacations®, Unlimited Vacation Club®, Amstar DMC destination management services, and Trisept Solutions® technology services. For more information, please visit www.hyatt.com.

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the non-GAAP reconciliations included in the schedules and the definitions of the non-GAAP measures presented beginning on page 12.

Hyatt Hotels Corporation
Table of Contents
Financial Information (unaudited)

1.	Condensed Consolidated Statements of Income (Loss)
2.	Segment Financial Summary
3.	Reconciliation of Unlimited Vacation Club Net Deferrals
4.	Hotel Chain Statistics - Comparable Locations
5.	Hotel Brand Statistics - Comparable Locations
6.	All-inclusive Brand Statistics
7.	Fee Summary
8. - 9.	Properties and Rooms by Geography
10.	Properties and Rooms by Brand
11.	Year-over-Year Net Impact of Portfolio Changes to Owned and Leased Hotels Segment Adjusted EBITDA
12. - 18.	Reconciliations of Non-GAAP Financial Measures
a.	Net Income (Loss) Attributable to Hyatt Hotels Corporation to EBITDA and EBITDA to Adjusted EBITDA
b.	Total Revenues to Adjusted Revenues
c.
Earnings (Losses) per Diluted Share and Net Income (Loss) Attributable to Hyatt Hotels Corporation, to Earnings (Losses) per Diluted Share, Adjusted for Special Items and Adjusted Net Income (Loss) Attributable to Hyatt Hotels Corporation - Three Months Ended June 30, 2022 and June 30, 2021

d.
Earnings (Losses) per Diluted Share and Net Income (Loss) Attributable to Hyatt Hotels Corporation, to Earnings (Losses) per Diluted Share, Adjusted for Special Items and Adjusted Net Income (Loss) Attributable to Hyatt Hotels Corporation - Six Months Ended June 30, 2022 and June 30, 2021

e.	SG&A Expenses to Adjusted SG&A Expenses
f.	Guidance: SG&A Expenses to Adjusted SG&A Expenses
g.	Comparable Owned and Leased Hotels Operating Margin to Owned and Leased Hotels Operating Margin
19. - 23.	Definitions

Percentages on the following schedules may not recompute due to rounding. Not meaningful percentage changes are presented as "NM".

Hyatt Hotels Corporation
Condensed Consolidated Statements of Income (Loss)
(in millions, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
REVENUES:
Owned and leased hotels	$331	$191	$602	$295
Management, franchise, and other fees	204	93	358	156
Contra revenue	(9)	(9)	(18)	(17)
Net management, franchise, and other fees	195	84	340	139
Distribution and destination management	256	—	502	—
Other revenues	61	22	138	41
Revenues for the reimbursement of costs incurred on behalf of managed and franchised properties	640	366	1,180	626
Total revenues	1,483	663	2,762	1,101
DIRECT AND SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES:
Owned and leased hotels	229	174	439	298
Distribution and destination management	206	—	400	—
Depreciation and amortization	105	74	224	148
Other direct costs	69	24	136	47
Selling, general, and administrative	76	86	187	181
Costs incurred on behalf of managed and franchised properties	628	375	1,184	652
Direct and selling, general, and administrative expenses	1,313	733	2,570	1,326
Net gains (losses) and interest income from marketable securities held to fund rabbi trusts	(46)	24	(77)	36
Equity earnings (losses) from unconsolidated hospitality ventures	1	(34)	(8)	20
Interest expense	(38)	(42)	(78)	(83)
Gains on sales of real estate	251	105	251	105
Asset impairments	(7)	(2)	(10)	(2)
Other income (loss), net	(19)	25	(29)	37
INCOME (LOSS) BEFORE INCOME TAXES	312	6	241	(112)
PROVISION FOR INCOME TAXES	(106)	(15)	(108)	(201)
NET INCOME (LOSS)	206	(9)	133	(313)
NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	—	—	—
NET INCOME (LOSS) ATTRIBUTABLE TO HYATT HOTELS CORPORATION	$206	$(9)	$133	$(313)

EARNINGS (LOSSES) PER SHARE—Basic
Net income (loss)	$1.88	$(0.08)	$1.21	$(3.07)
Net income (loss) attributable to Hyatt Hotels Corporation	$1.88	$(0.08)	$1.21	$(3.07)
EARNINGS (LOSSES) PER SHARE—Diluted
Net income (loss)	$1.85	$(0.08)	$1.19	$(3.07)
Net income (loss) attributable to Hyatt Hotels Corporation	$1.85	$(0.08)	$1.19	$(3.07)

Basic share counts	110.0	101.9	110.1	101.7
Diluted share counts	111.9	101.9	112.2	101.7

Hyatt Hotels Corporation
Segment Financial Summary
(in millions)

	Three Months Ended June 30,						Six Months Ended June 30,
	2022	2021	Change ($)	Change (%)	Change in Constant $	Change in Constant $ (%)	2022	2021	Change ($)	Change (%)	Change in Constant $	Change in Constant $ (%)

Owned and leased hotels	$335	$194	$141	71.9%	$142	72.8%	$612	$301	$311	103.0%	$312	103.7%
Americas management and franchising	157	85	72	86.9%	72	87.0%	290	140	150	107.0%	150	107.1%
ASPAC management and franchising	18	20	(2)	(12.1)%	(1)	(9.3)%	32	35	(3)	(7.5)%	(2)	(5.7)%
EAME/SW Asia management and franchising	21	6	15	222.5%	16	233.1%	36	13	23	173.9%	24	183.3%
Apple Leisure Group	329	—	329	NM	329	NM	639	—	639	NM	639	NM
Corporate and other	13	11	2	21.5%	2	21.5%	27	19	8	40.9%	8	40.9%
Eliminations (a)	(21)	(10)	(11)	(112.4)%	(11)	(112.6)%	(36)	(16)	(20)	(127.8)%	(20)	(127.9)%
Adjusted revenues	$852	$306	$546	178.1%	$549	179.7%	$1,600	$492	$1,108	224.8%	$1,111	226.3%

Adjusted EBITDA
Owned and leased hotels	$82	$11	$71	687.5%	$70	658.6%	$130	$(14)	$144	998.3%	$143	NM
Pro rata share of unconsolidated hospitality ventures	17	1	16	NM	16	NM	23	(3)	26	NM	26	NM
Total owned and leased hotels	99	12	87	752.4%	86	719.9%	153	(17)	170	NM	169	NM
Americas management and franchising	117	54	63	115.3%	63	115.6%	202	82	120	145.8%	120	146.1%
ASPAC management and franchising	6	10	(4)	(40.5)%	(3)	(38.0)%	11	15	(4)	(28.6)%	(3)	(26.4)%
EAME/SW Asia management and franchising	13	(1)	14	NM	14	NM	19	(1)	20	NM	20	NM
Apple Leisure Group	54	—	54	NM	54	NM	110	—	110	NM	110	NM
Corporate and other	(34)	(21)	(13)	(62.2)%	(13)	(62.7)%	(72)	(45)	(27)	(57.9)%	(27)	(58.1)%
Eliminations	—	1	(1)	(39.7)%	(1)	(39.7)%	1	1	—	24.9%	—	24.9%
Adjusted EBITDA	$255	$55	$200	365.4%	$200	364.0%	$424	$35	$389	NM	$389	NM

	Three Months Ended June 30,				Six Months Ended June 30,
	2022	2021	Change $	Change (%)	2022	2021	Change $	Change (%)
Adjusted EBITDA	$255	$55	$200	365.4%	$424	$35	$389	NM

Net Deferral activity
Increase in deferred revenue	$52	$—	$52	NM	$101	$—	$101	NM
Increase in deferred costs	(27)	—	(27)	NM	(52)	—	(52)	NM
Net Deferrals	$25	$—	$25	NM	$49	$—	$49	NM

Increase in Net Financed Contracts	$15	$—	$15	NM	$22	$—	$22	NM
(a)These intersegment eliminations represent management fee revenues and expenses related to our owned and leased hotels and promotional award redemption revenues and expenses related to our co-branded credit card program at our owned and leased hotels.

Hyatt Hotels Corporation
Reconciliation of Unlimited Vacation Club Net Deferrals
(in millions)

	Three Months Ended June 30,				Six Months Ended June 30,
	2022	2021	Change $	Change (%)	2022	2021	Change ($)	Change (%)
Sales of membership club contracts deferrals	$91	$—	$91	NM	$179	$—	$179	NM
Membership club revenue recognized	(39)	—	(39)	NM	(78)	—	(78)	NM
Increase in deferred revenue from membership club contract sales	52	—	52	NM	101	—	101	NM
Costs of memberships club contracts deferrals	(29)	—	(29)	NM	(56)	—	(56)	NM
Membership club costs recognized	2	—	2	NM	4	—	4	NM
Increase in deferred costs from membership club contract costs	(27)	—	(27)	NM	(52)	—	(52)	NM
Net Deferrals	$25	$—	$25	NM	$49	$—	$49	NM

Increase in Net Financed Contracts	$15	$—	$15	NM	$22	$—	$22	NM

Hyatt Hotels Corporation
Hotel Chain Statistics
Comparable Hotels
In Constant $

	Three Months Ended June 30,						Six Months Ended June 30,
	RevPAR		Occupancy		ADR		RevPAR		Occupancy		ADR
	2022	vs. 2021	2022	vs. 2021	2022	vs. 2021	2022	vs. 2021	2022	vs. 2021	2022	vs. 2021
Owned and leased hotels (# of hotels) (a)
Owned and leased hotels (26)	$186.34	140.1%	70.4%	30.8% pts	$264.74	35.2%	$160.94	180.4%	61.7%	30.9% pts	$260.78	39.8%

Managed and franchised hotels (# of hotels) (b)
System-wide hotels (922)	$130.16	81.7%	65.5%	17.8% pts	$198.78	32.4%	$112.32	91.9%	58.4%	16.9% pts	$192.31	36.2%

Americas
Full service hotels (217)	$175.14	112.0%	70.2%	27.7% pts	$249.52	28.5%	$149.68	136.1%	61.0%	26.5% pts	$245.46	33.5%
Select service hotels (435)	$116.77	55.2%	74.6%	11.6% pts	$156.63	31.3%	$100.05	62.6%	68.1%	12.7% pts	$147.01	32.5%

ASPAC
Full service hotels (120)	$70.64	0.8%	43.9%	(2.3)% pts	$161.06	6.2%	$66.86	7.4%	40.6%	(0.4)% pts	$164.84	8.6%
Select service hotels (31)	$33.03	(22.6)%	49.9%	(11.6)% pts	$66.22	(4.5)%	$32.27	(16.1)%	47.5%	(9.1)% pts	$67.95	0.0%

EAME/SW Asia
Full service hotels (99)	$135.48	239.9%	65.2%	36.6% pts	$207.90	49.3%	$112.77	204.5%	57.0%	28.1% pts	$197.77	54.5%
Select service hotels (20)	$62.40	148.2%	71.9%	32.1% pts	$86.82	37.4%	$57.15	119.2%	64.0%	22.4% pts	$89.36	42.5%

(a) Owned and leased hotels figures do not include unconsolidated hospitality ventures.
(b) Managed and franchised hotels figures include owned and leased hotels.

Hyatt Hotels Corporation
Hotel Brand Statistics
Comparable System-wide Managed and Franchised Hotels (a)
In Constant $

	Three Months Ended June 30,						Six Months Ended June 30,
	RevPAR		Occupancy		ADR		RevPAR		Occupancy		ADR
	2022	vs. 2021	2022	vs. 2021	2022	vs. 2021	2022	vs. 2021	2022	vs. 2021	2022	vs. 2021
Brand (# of hotels)
Park Hyatt (39)	$205.11	64.3%	53.1%	11.9 pts	$386.53	27.5%	$193.27	67.9%	49.0%	10.5 pts	$394.15	31.8%
Grand Hyatt (57)	$132.65	79.1%	57.3%	15.3 pts	$231.68	31.4%	$122.20	96.7%	52.5%	15.6 pts	$232.79	38.4%
Andaz (23)	$214.22	70.1%	65.2%	18.4 pts	$328.78	22.3%	$192.41	84.7%	57.4%	16.5 pts	$335.35	31.6%
Unbound (21)	$226.19	111.8%	62.2%	17.5 pts	$363.55	52.1%	$180.73	125.9%	54.0%	18.2 pts	$334.53	49.7%
Composite Luxury[1]	$165.91	76.9%	58.6%	16.0 pts	$283.33	28.7%	$149.59	90.6%	53.0%	15.7 pts	$282.02	34.1%

Hyatt Regency (204)	$124.44	105.0%	63.3%	23.0 pts	$196.70	30.6%	$104.71	118.3%	55.0%	21.1 pts	$190.29	34.4%
Hyatt Centric (37)	$149.86	126.5%	71.0%	27.7 pts	$211.14	38.4%	$126.00	120.5%	61.4%	22.7 pts	$205.29	39.1%
Composite Upper-Upscale[2]	$127.46	108.6%	64.2%	23.6 pts	$198.38	31.8%	$106.74	119.8%	55.8%	21.5 pts	$191.34	35.1%

Hyatt Place (372)	$103.04	51.1%	71.5%	10.7 pts	$144.17	28.5%	$88.87	58.1%	65.2%	11.1 pts	$136.31	31.1%
Hyatt House (109)	$126.10	61.7%	76.0%	11.8 pts	$165.99	36.7%	$108.17	67.2%	70.0%	13.3 pts	$154.59	35.5%
Composite Upscale[3]	$108.39	53.9%	72.5%	10.9 pts	$149.47	30.6%	$93.35	60.4%	66.3%	11.6 pts	$140.78	32.3%

(a) Managed and franchised hotels figures include owned and leased hotels.
1 Includes Park Hyatt, Miraval, Grand Hyatt, Alila, Andaz, The Unbound Collection by Hyatt, Destination by Hyatt, and Thompson Hotels.
2 Includes Hyatt Regency, Hyatt, Hyatt Centric, and JdV by Hyatt.
3 Includes Hyatt Place and Hyatt House.

Hyatt Hotels Corporation
All-inclusive Brand Statistics
All Properties (Comparable and Non-Comparable) Managed and Franchised Hotels (a)
In Constant $

	Three Months Ended June 30,						Six Months Ended June 30,
	Net Package RevPAR		Occupancy		Net Package ADR		Net Package RevPAR		Occupancy		Net Package ADR
	2022	vs. 2021	2022	vs. 2021	2022	vs. 2021	2022	vs. 2021	2022	vs. 2021	2022	vs. 2021
Brand (# of hotels)
ALG resorts Americas (62)	$204.51	NM	72.6%	NM	$281.64	NM	$209.28	NM	70.9%	NM	$294.98	NM
ALG resorts Europe (50) (b)	$80.13	NM	68.7%	NM	$116.70	NM	$77.57	NM	64.9%	NM	$119.56	NM
Composite all-inclusive[1] (b)	$182.10	NM	71.3%	NM	$255.30	NM	$192.01	NM	69.0%	NM	$278.25	NM
(a) Managed and franchised hotels figures include owned and leased hotels.
(b) Certain resorts in Europe operate under a hybrid all-inclusive model, which includes various all-inclusive package options as well as rooms-only options.
1 Includes ALG resorts, Hyatt Ziva and Hyatt Zilara.

Hyatt Hotels Corporation
Fee Summary
(in millions)

	Three Months Ended June 30,				Six Months Ended June 30,
	2022	2021	Change ($)	Change (%)	2022	2021	Change ($)	Change (%)

Base management fees	$79	$36	$43	119.2%	$139	$60	$79	131.5%
Incentive management fees	45	12	33	264.6%	85	20	65	324.4%
Franchise fees	52	29	23	83.4%	87	46	41	91.9%
Management and franchise fees	176	77	99	129.4%	311	126	185	147.9%
Other fee revenues	28	16	12	68.6%	47	30	17	53.7%
Management, franchise, and other fees	$204	$93	$111	118.3%	$358	$156	$202	129.3%

	Three Months Ended June 30,				Six Months Ended June 30,
	2022	2021	Change ($)	Change (%)	2022	2021	Change ($)	Change (%)
Management, franchise, and other fees	$204	$93	$111	118.3%	$358	$156	$202	129.3%
Contra revenue from management agreements	(6)	(6)	—	(1.6)%	(11)	(11)	—	1.6%
Contra revenue from franchise agreements	(3)	(3)	—	(22.0)%	(7)	(6)	(1)	(27.4)%
Net management, franchise, and other fees	$195	$84	$111	129.8%	$340	$139	$201	144.1%

Hyatt Hotels Corporation
Properties and Rooms by Geography
Owned and leased hotels

	June 30, 2022		June 30, 2021		Change
	Properties	Rooms	Properties	Rooms	Properties	Rooms
Full service hotels
United States (a)	17	8,964	25	12,167	(8)	(3,203)
Other Americas	3	1,262	3	1,262	—	—
EAME/SW Asia	5	1,135	7	1,435	(2)	(300)
Select service hotels
United States	1	171	1	171	—	—
Other Americas	2	293	2	293	—	—
EAME/SW Asia	1	330	1	330	—	—
Total full service and select service hotels	29	12,155	39	15,658	(10)	(3,503)

All-inclusive hotels (b)	6	1,279	—	—	6	1,279

Total owned and leased hotels (c)	35	13,434	39	15,658	(4)	(2,224)
(a) Includes one hotel that was rebranded and combined with an existing property during the three months ended June 30, 2022.
(b) Certain resorts in Europe operate under a hybrid all-inclusive model, which includes various all-inclusive package options as well as rooms-only options.
(c) Figures do not include unconsolidated hospitality ventures.

Hyatt Hotels Corporation
Properties and Rooms by Geography
Managed and franchised properties (includes owned and leased properties)

	June 30, 2022		June 30, 2021		Change
	Properties	Rooms	Properties	Rooms	Properties	Rooms
Americas
Full service hotels
United States managed	147	64,102	145	64,000	2	102
Other Americas managed	25	8,957	24	8,741	1	216
United States franchised	77	22,631	68	20,675	9	1,956
Other Americas franchised	11	2,019	8	1,307	3	712
Subtotal	260	97,709	245	94,723	15	2,986
Select service hotels
United States managed	34	5,075	37	5,658	(3)	(583)
Other Americas managed	13	1,857	13	1,857	—	—
United States franchised	410	57,205	400	55,186	10	2,019
Other Americas franchised	18	2,651	13	1,761	5	890
Subtotal	475	66,788	463	64,462	12	2,326
ASPAC
Full service hotels
ASPAC managed	127	41,770	121	40,661	6	1,109
ASPAC franchised	11	3,275	9	2,803	2	472
Subtotal	138	45,045	130	43,464	8	1,581
Select service hotels
ASPAC managed	29	5,065	28	5,134	1	(69)
ASPAC franchised	15	2,703	6	1,169	9	1,534
Subtotal	44	7,768	34	6,303	10	1,465
EAME/SW Asia
Full service hotels
EAME/SW Asia managed	105	26,176	101	25,494	4	682
EAME/SW Asia franchised	22	3,799	17	2,895	5	904
Subtotal	127	29,975	118	28,389	9	1,586
Select service hotels
EAME/SW Asia managed	24	3,978	16	2,651	8	1,327
EAME/SW Asia franchised	5	1,070	6	1,411	(1)	(341)
Subtotal	29	5,048	22	4,062	7	986

Total full service and select service hotels	1,073	252,333	1,012	241,403	61	10,930
Americas
All-inclusive
Other Americas	71	25,721	8	3,153	63	22,568
Subtotal	71	25,721	8	3,153	63	22,568
EAME/SW Asia (a)
All-inclusive
EAME/SW Asia	50	12,933	—	—	50	12,933
Subtotal	50	12,933	—	—	50	12,933

Total all-inclusive hotels	121	38,654	8	3,153	113	35,501

Total managed and franchised (b)	1,194	290,987	1,020	244,556	174	46,431

Vacation ownership	22		16		6
Residential	37		36		1
Condominium ownership	39		36		3
(a) Certain resorts in Europe operate under a hybrid all-inclusive model, which includes various all-inclusive package options as well as rooms-only options.
(b) Figures do not include vacation ownership, residential, or condominium ownership units.

Hyatt Hotels Corporation
Properties and Rooms by Brand

	June 30, 2022		June 30, 2021		Change
Brand	Properties	Rooms	Properties	Rooms	Properties	Rooms
Park Hyatt	45	8,398	44	8,191	1	207
Miraval (a)	3	383	3	362	—	21
Grand Hyatt	58	31,110	59	32,489	(1)	(1,379)
Alila	16	1,765	15	1,681	1	84
Andaz	25	5,623	25	5,698	—	(75)
The Unbound Collection by Hyatt	30	5,898	26	5,401	4	497
Thompson Hotels	17	3,592	12	2,705	5	887
Destination by Hyatt (a)	15	3,447	17	3,852	(2)	(405)
Hyatt Regency (b)	228	94,336	219	92,107	9	2,229
Hyatt	13	3,354	12	2,056	1	1,298
Hyatt Centric	51	10,703	40	8,333	11	2,370
JdV by Hyatt	23	3,320	20	2,901	3	419
Caption by Hyatt	1	136	—	—	1	136
Hyatt Place	406	58,885	393	56,289	13	2,596
Hyatt House	128	18,273	121	17,523	7	750
UrCove	13	2,310	5	1,015	8	1,295
Other	1	800	1	800	—	—
Total full service and select service hotels (c)	1,073	252,333	1,012	241,403	61	10,930

ALG resorts (d)(e)	112	35,063	—	—	112	35,063
Hyatt Ziva	6	2,672	5	2,234	1	438
Hyatt Zilara	3	919	3	919	—	—
Total all-inclusive hotels	121	38,654	8	3,153	113	35,501

Total managed and franchised properties and rooms (c)	1,194	290,987	1,020	244,556	174	46,431

Hyatt Residence Club (f)	22		16		6

(a) Includes one Destination by Hyatt property that was rebranded and combined with a Miraval property during the three months ended June 30, 2022.
(b) Includes one property that we will rebrand under the respective brand in 2022.
(c) Figures do not include vacation ownership, residential, or condominium ownership units.
(d) Includes nine non-branded properties managed by ALG.
(e) Certain resorts in Europe operate under a hybrid all-inclusive model, which includes various all-inclusive package options as well as rooms-only options.
(f) Includes eight properties that we will rebrand under the respective brand in 2023.

Hyatt Hotels Corporation
Year-over-Year Net Impact of Portfolio Changes to Owned and Leased Hotels Segment Adjusted EBITDA
(in millions)

	Rooms	Transaction / Opening Date	Three Months Ended June 30, 2022 Adjusted EBITDA Impact
Dispositions
Owned and Leased Hotels
Hyatt Regency Lost Pines Resort and Spa	490	2Q21
Hyatt Regency Lake Tahoe Resort, Spa and Casino	422	3Q21
Alila Ventana Big Sur (a)	50	3Q21
Hyatt Regency Miami	615	4Q21
Hyatt Regency Bishkek	178	4Q21
Hyatt Regency Indian Wells Resort & Spa	530	2Q22
Grand Hyatt San Antonio River Walk	1,003	2Q22
The Driskill	189	2Q22
The Confidante Miami Beach	339	2Q22
Total Owned and Leased Hotels Dispositions (b)			$(13)

Unconsolidated Hospitality Venture Hotels
Hyatt Place Celaya	145	2Q21
Hyatt Place Los Cabos	157	2Q21
Hyatt Place Tijuana	145	2Q21
Hyatt Centric Beale Street Memphis	227	2Q21
Hyatt Place Glendale / Los Angeles	179	4Q21
Hyatt Place San Jose Airport	190	4Q21
Hyatt House San Jose Airport	165	4Q21
Hyatt Centric Downtown Portland	220	4Q21
Hyatt House Nashville at Vanderbilt	201	4Q21
Hyatt Regency Andares Guadalajara	257	2Q22
Total Unconsolidated Hospitality Venture Hotels Dispositions (c) (d) (e)			$(1)

Year-over-Year Net Impact of Dispositions to Owned and Leased Hotels Segment Adjusted EBITDA			$(14)

Acquisitions or Openings
Owned and Leased Hotels
Total Owned and Leased Hotels Acquisitions or Openings			$—

Unconsolidated Hospitality Venture Hotels
Hyatt Centric Downtown Nashville	252	3Q21
Hyatt Centric Buckhead Atlanta	218	4Q21
Hyatt Regency Miami	615	4Q21
Caption by Hyatt Beale Street Memphis	136	2Q22
Total Unconsolidated Hospitality Venture Hotels Acquisitions or Openings (c) (e) (f)			$1

Year-over-Year Net Impact of Acquisitions and Openings to Owned and Leased Hotels Segment Adjusted EBITDA			$1

Year-over-Year Net Impact of Portfolio Changes to Owned and Leased Hotels Segment Adjusted EBITDA			$(13)

(a) Total inventory of 59 rooms; 50 rooms available for sale with 9 rooms out of service. Hotel was acquired and subsequently sold during the year ended December 31, 2021.
(b) Includes the year-over-year impact of one property that converted from leased to managed during the three months ended December 31, 2021.
(c) Reflects Hyatt's pro rata share of unconsolidated hospitality ventures' Adjusted EBITDA.
(d) Includes the sale of the hotel by the venture, the Company's sale of our equity interest in the venture, or the Company's equity interest no longer qualifying for the equity method of accounting.
(e) Includes the year-over-year financial impact of pre-opening activity.
(f) Includes the opening of a hotel by the venture.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Reconciliation of Net Income (Loss) Attributable to Hyatt Hotels Corporation to EBITDA and EBITDA to Adjusted EBITDA
(in millions)

	Three Months Ended June 30,				Six Months Ended June 30,
	2022	2021	Change ($)	Change (%)	2022	2021	Change ($)	Change (%)
Net income (loss) attributable to Hyatt Hotels Corporation	$206	$(9)	$215	NM	$133	$(313)	$446	142.6%
Interest expense	38	42	(4)	(7.7)%	78	83	(5)	(5.7)%
Provision for income taxes	106	15	91	578.5%	108	201	(93)	(46.4)%
Depreciation and amortization	105	74	31	40.7%	224	148	76	51.3%
EBITDA	455	122	333	270.8%	543	119	424	356.2%
Contra revenue	9	9	—	8.0%	18	17	1	7.6%
Revenues for the reimbursement of costs incurred on behalf of managed and franchised properties	(640)	(366)	(274)	(75.1)%	(1,180)	(626)	(554)	(88.7)%
Costs incurred on behalf of managed and franchised properties	628	375	253	67.6%	1,184	652	532	81.7%
Equity (earnings) losses from unconsolidated hospitality ventures	(1)	34	(35)	(104.1)%	8	(20)	28	141.2%
Stock-based compensation expense	12	8	4	71.6%	40	36	4	12.3%
Gains on sales of real estate	(251)	(105)	(146)	(138.2)%	(251)	(105)	(146)	(138.2)%
Asset impairments	7	2	5	177.5%	10	2	8	317.1%
Other (income) loss, net	19	(25)	44	175.3%	29	(37)	66	176.7%
Pro rata share of unconsolidated owned and leased hospitality ventures' Adjusted EBITDA	17	1	16	NM	23	(3)	26	NM
Adjusted EBITDA	$255	$55	$200	365.4%	$424	$35	$389	NM

	Three Months Ended June 30,				Six Months Ended June 30,
	2022	2021	Change $	Change (%)	2022	2021	Change ($)	Change (%)
Adjusted EBITDA	$255	$55	$200	365.4%	$424	$35	$389	NM

Net Deferral activity
Increase in deferred revenue	$52	$—	$52	NM	$101	$—	$101	NM
Increase in deferred costs	(27)	—	(27)	NM	(52)	—	(52)	NM
Net Deferrals	$25	$—	$25	NM	$49	$—	$49	NM

Increase in Net Financed Contracts	$15	$—	$15	NM	$22	$—	$22	NM

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Reconciliation of Total Revenues to Adjusted Revenues
(in millions)

	Three Months Ended June 30,				Six Months Ended June 30,
	2022	2021	Change ($)	Change (%)	2022	2021	Change ($)	Change (%)
Total revenues	$1,483	$663	$820	123.6%	$2,762	$1,101	$1,661	150.8%
Add: Contra revenue	9	9	—	8.0%	18	17	1	7.6%
Less: Revenues for the reimbursement of costs incurred on behalf of managed and franchised properties	(640)	(366)	(274)	(75.1)%	(1,180)	(626)	(554)	(88.7)%
Adjusted revenues	$852	$306	$546	178.1%	$1,600	$492	$1,108	224.8%

Adjusted EBITDA Margin %	30.0%	17.9%	12.1%	26.5%	7.1%	19.4%

Adjusted EBITDA Margin % Change in Constant Currency	11.9%	19.3%

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Earnings (Losses) per Diluted Share and Net Income (Loss) Attributable to Hyatt Hotels Corporation, to Earnings (Losses) per Diluted Share, Adjusted for Special Items and Adjusted Net Income (Loss) Attributable to Hyatt Hotels Corporation - Three Months Ended June 30, 2022 and June 30, 2021.
(in millions, except per share amounts)

	Location on Condensed Consolidated Statements of Income (Loss)	Three Months Ended June 30,
		2022	2021
Net income (loss) attributable to Hyatt Hotels Corporation		$206	$(9)
Earnings (losses) per diluted share		$1.85	$(0.08)
Special items
Gains on sales of real estate (a)	Gains on sales of real estate	(251)	(105)
Fund (surpluses) deficits (b)	Revenues for the reimbursement of costs incurred and costs incurred on behalf of managed and franchised properties; other income (loss), net	(15)	7
Unconsolidated hospitality ventures (c)	Equity earnings (losses) from unconsolidated hospitality ventures	(4)	1
Unrealized losses (gains) (d)	Other income (loss), net	34	(5)
Loss on extinguishment of debt (e)	Other income (loss), net	8	—
Asset impairments (f)	Asset impairments	7	2
Utilization of Avendra proceeds (g)	Costs incurred on behalf of managed and franchised properties; depreciation and amortization	3	3
Other	Other income (loss), net	4	—
Special items - pre-tax		(214)	(97)
Income tax benefit (provision) for special items	Provision for income taxes	59	(11)
Total special items - after-tax		$(155)	$(108)
Special items impact per diluted share		$(1.39)	$(1.07)
Adjusted net income (loss) attributable to Hyatt Hotels Corporation		$51	$(117)
Earnings (losses) per diluted share, adjusted for special items		$0.46	$(1.15)

(a) Gains on sales of real estate - During the three months ended June 30, 2022 (Q2 2022), we recognized $251 million pre-tax gains on sales of real estate related to the sale of Grand Hyatt San Antonio River Walk ($137 million), The Driskill ($51 million), Hyatt Regency Indian Wells Resort & Spa ($40 million), and The Confidante Miami Beach ($24 million). During the three months ended June 30, 2021 (Q2 2021), we recognized a $104 million pre-tax gain related to the sale of Hyatt Regency Lost Pines Resort and Spa.
(b) Fund (surpluses) deficits - During Q2 2022 and Q2 2021, we recognized surpluses and deficits, respectively, on certain funds, due to the timing of revenue and expense recognition. We intend to recover any deficits recognized in future periods.
(c) Unconsolidated hospitality ventures - During Q2 2022, we recognized a $4 million pre-tax gain on the sale of our ownership interest in an equity method investment.
(d) Unrealized losses (gains) - During Q2 2022 and Q2 2021, we recognized unrealized losses and gains, respectively, due to the change in fair value of our marketable securities.
(e) Loss on extinguishment of debt - During Q2 2022, we recognized an $8 million loss on extinguishment of debt for the bonds that were legally defeased in conjunction with the sale of Grand Hyatt San Antonio River Walk.
(f) Asset impairments - During Q2 2022, we recognized a $7 million goodwill impairment charge in connection with the sale of Grand Hyatt San Antonio River Walk.
(g) Utilization of Avendra proceeds - During Q2 2022 and Q2 2021, we recognized expenses related to the partial utilization of the Avendra LLC sale proceeds for the benefit of our hotels. The gain recognized in conjunction with the sale of Avendra LLC was included as a special item during the year ended December 31, 2017.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Earnings (Losses) per Diluted Share and Net Income (Loss) Attributable to Hyatt Hotels Corporation, to Earnings (Losses) per Diluted Share, Adjusted for Special Items and Adjusted Net Income (Loss) Attributable to Hyatt Hotels Corporation - Six Months Ended June 30, 2022 and June 30, 2021.
(in millions, except per share amounts)

	Location on Condensed Consolidated Statements of Income (Loss)	Six Months Ended June 30,
		2022	2021
Net income (loss) attributable to Hyatt Hotels Corporation		$133	$(313)
Earnings (losses) per diluted share		$1.19	$(3.07)
Special items
Gains on sales of real estate (a)	Gains on sales of real estate	(251)	(105)
Unconsolidated hospitality ventures (b)	Equity earnings (losses) from unconsolidated hospitality ventures	(4)	(68)
Fund (surpluses) deficits (c)	Revenues for the reimbursement of costs incurred and costs incurred on behalf of managed and franchised properties; other income (loss), net	(2)	21
Unrealized losses (gains) (d)	Other income (loss), net	44	(13)
Asset impairments (e)	Asset impairments	10	2
Loss on extinguishment of debt (f)	Other income (loss), net	8	—
Utilization of Avendra and other proceeds (g)	Costs incurred on behalf of managed and franchised properties; depreciation and amortization	6	7
Other	Other income (loss), net	10	—
Special items - pre-tax		(179)	(156)
Income tax benefit (provision) for special items	Provision for income taxes	61	(11)
Total special items - after-tax		(118)	(167)
Special items impact per diluted share		$(1.05)	$(1.64)
Adjusted net income (loss) attributable to Hyatt Hotels Corporation		$15	$(480)
Earnings (losses) per diluted share, adjusted for special items		$0.14	$(4.71)

(a) Gains on sales of real estate - During the six months ended June 30, 2022 (YTD 2022), we recognized $251 million pre-tax gains on sales of real estate related to the sale of Grand Hyatt San Antonio River Walk ($137 million), The Driskill ($51 million), Hyatt Regency Indian Wells Resort & Spa ($40 million), and The Confidante Miami Beach ($24 million). During the six months ended June 30, 2021 (YTD 2021), we recognized a $104 million pre-tax gain related to the sale of Hyatt Regency Lost Pines Resort and Spa.
(b) Unconsolidated hospitality ventures - During YTD 2022, we recognized a $4 million pre-tax gain on the sale of our ownership interest in an equity method investment. During YTD 2021, we recognized a $69 million pre-tax gain on the purchase of the remaining 50% interest in the entities that own Grand Hyatt São Paulo.
(c) Fund (surpluses) deficits - During YTD 2022 and YTD 2021, we recognized surpluses and deficits, respectively, on certain funds, due to the timing of revenue and expense recognition that we intend to recover any deficits recognized in future periods.
(d) Unrealized losses (gains) - During YTD 2022 and YTD 2021, we recognized unrealized losses and gains, respectively, due to the change in fair value of our marketable securities.
(e) Asset impairments - During YTD 2022, we recognized a $7 million goodwill impairment charge in connection with the sale of Grand Hyatt San Antonio River Walk.
(f) Loss on extinguishment of debt - During YTD 2022, we recognized a $8 million loss on extinguishment of debt for the bonds that were legally defeased in conjunction with the sale of Grand Hyatt San Antonio River Walk.
(g) Utilization of Avendra and other proceeds - During YTD 2022 and YTD 2021, we recognized expenses related to the partial utilization of the aforementioned Avendra LLC sale proceeds for the benefit of our hotels.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: SG&A Expenses to Adjusted SG&A Expenses
Results of operations as presented on the condensed consolidated statements of income (loss) include expenses recognized with respect to deferred compensation plans funded through rabbi trusts. Certain of these expenses are recognized in SG&A expenses and are completely offset by the corresponding net gains (losses) and interest income from marketable securities held to fund rabbi trusts, thus having no net impact to our earnings (losses). SG&A expenses also include expenses related to stock-based compensation. Below is a reconciliation of this measure excluding the impact of our rabbi trust investments and stock-based compensation expense.
(in millions)

	Three Months Ended June 30,				Six Months Ended June 30,
	2022	2021	Change ($)	Change (%)	2022	2021	Change ($)	Change (%)
SG&A expenses	$76	$86	$(10)	(11.4)%	$187	$181	$6	3.4%
Less: rabbi trust impact	41	(21)	62	299.8%	69	(31)	100	323.9%
Less: stock-based compensation expense	(12)	(8)	(4)	(71.6)%	(40)	(36)	(4)	(12.3)%
Adjusted SG&A expenses	$105	$57	$48	81.2%	$216	$114	$102	88.7%

The table below provides a segment breakdown for Adjusted SG&A expenses.

	Three Months Ended June 30,				Six Months Ended June 30,
	2022	2021	Change ($)	Change (%)	2022	2021	Change ($)	Change (%)
Americas management and franchising	$16	$12	$4	32.7%	$31	$23	$8	34.5%
ASPAC management and franchising	11	9	2	17.2%	21	19	2	8.6%
EAME/SW Asia management and franchising	8	7	1	11.5%	17	14	3	25.5%
Owned and leased hotels	4	4	—	2.9%	6	6	—	(1.6)%
Apple Leisure Group	28	—	28	NM	61	—	61	NM
Corporate and other	38	25	13	50.8%	80	52	28	52.9%
Adjusted SG&A expenses	$105	$57	$48	81.2%	$216	$114	$102	88.7%

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measure: Guidance: SG&A Expenses to Adjusted SG&A Expenses
For the Year Ended December 31, 2022

No additional disposition or acquisition activity beyond what has been completed as of the date of this release has been included in the forecast. The Company's outlook is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company's expectations may change. There can be no assurance that the Company will achieve these results. Results of operations as presented on the condensed consolidated statements of income (loss) include expenses recognized with respect to deferred compensation plans funded through rabbi trusts. Certain of these expenses are recognized in SG&A expenses and are completely offset by the corresponding net gains (losses) and interest income from marketable securities held to fund rabbi trusts, thus having no net impact to our earnings (losses). SG&A expenses also include expenses related to stock-based compensation. Below is a reconciliation of this forecasted measure excluding the impact of our rabbi trust investments and forecasted stock-based compensation expense.
(in millions)

	Year Ended December 31, 2022 Forecast Range
	Low Case	High Case
SG&A expenses	$517	$522
Less: rabbi trust impact (a)	—	—
Less: stock-based compensation expense	(57)	(57)
Adjusted SG&A expenses	$460	$465

(a) Impact of rabbi trust is not forecasted for the year ended December 31, 2022 as performance of underlying invested assets is not estimable.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Comparable Owned and Leased Hotels Operating Margin to Owned and Leased Hotels Operating Margin
Below is a reconciliation of consolidated owned and leased hotels revenues and expenses, as used in calculating comparable owned and leased hotels operating margin percentages. Results of operations as presented on the condensed consolidated statements of income (loss) include expenses recognized with respect to deferred compensation plans funded through rabbi trusts. Certain of these expenses are recognized in owned and leased hotels expenses and are completely offset by the corresponding net gains (losses) and interest income from marketable securities held to fund rabbi trusts, thus having no net impact to our earnings (losses). Below is a reconciliation of the margins excluding the impact of our rabbi trusts and excluding the impact of non-comparable hotels.
(in millions)

	Three Months Ended June 30,				Six Months Ended June 30,
	2022	2021	Change ($)	Change (%)	2022	2021	Change ($)	Change (%)
Revenues
Comparable owned and leased hotels	$278	$118	$160	134.7%	$481	$177	$304	170.8%
Non-comparable owned and leased hotels	53	73	(20)	(26.2)%	121	118	3	3.5%
Owned and leased hotels revenues	$331	$191	$140	73.3%	$602	$295	$307	104.1%

Expenses
Comparable owned and leased hotels	$188	$111	$77	70.6%	$345	$188	$157	83.4%
Non-comparable owned and leased hotels	46	60	(14)	(24.1)%	102	105	(3)	(2.8)%
Rabbi trust impact	(5)	3	(8)	(250.4)%	(8)	5	(13)	(270.0)%
Owned and leased hotels expenses	$229	$174	$55	32.1%	$439	$298	$141	47.3%

Owned and leased hotels operating margin percentage	30.8%	9.2%		21.6%	27.1%	(1.0)%		28.1%

Comparable owned and leased hotels operating margin percentage	31.9%	6.3%		25.6%	28.1%	(6.1)%		34.2%

DEFINITIONS
Adjusted Earnings Before Interest Expense, Taxes, Depreciation, and Amortization (Adjusted EBITDA) and EBITDA
We use the terms Adjusted EBITDA and EBITDA throughout this earnings release. Adjusted EBITDA and EBITDA, as we define them, are non-GAAP measures. We define consolidated Adjusted EBITDA as net income (loss) attributable to Hyatt Hotels Corporation plus our pro rata share of unconsolidated owned and leased hospitality ventures Adjusted EBITDA based on our ownership percentage of each owned and leased venture, adjusted to exclude the following items:
•interest expense;
•benefit (provision) for income taxes;
•depreciation and amortization;
•amortization of management and franchise agreement assets and performance cure payments, which constitute payments to customers (Contra revenue);
•revenues for the reimbursement of costs incurred on behalf of managed and franchised properties;
•costs incurred on behalf of managed and franchised properties that we intend to recover over the long term;
•equity earnings (losses) from unconsolidated hospitality ventures;
•stock-based compensation expense;
•gains (losses) on sales of real estate and other;
•asset impairments; and
•other income (loss), net
We calculate consolidated Adjusted EBITDA by adding the Adjusted EBITDA of each of our reportable segments and eliminations to corporate and other Adjusted EBITDA.
Our board of directors and executive management team focus on Adjusted EBITDA as one of the key performance and compensation measures both on a segment and on a consolidated basis. Adjusted EBITDA assists us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operations both on a segment and on a consolidated basis. Our president and chief executive officer, who is our chief operating decision maker, also evaluates the performance of each of our reportable segments and determines how to allocate resources to those segments, in part, by assessing the Adjusted EBITDA of each segment. In addition, the compensation committee of our board of directors determines the annual variable compensation for certain members of our management based in part on consolidated Adjusted EBITDA, segment Adjusted EBITDA, or some combination of both.
We believe Adjusted EBITDA is useful to investors because it provides investors with the same information that we use internally for purposes of assessing our operating performance and making compensation decisions and facilitates our comparison of results with results from other companies within our industry.
Adjusted EBITDA excludes certain items that can vary widely across different industries and among companies within the same industry including interest expense and benefit (provision) for income taxes, which are dependent on company specifics, including capital structure, credit ratings, tax policies, and jurisdictions in which they operate; depreciation and amortization which are dependent on company policies including how the assets are utilized as well as the lives assigned to the assets; Contra revenue which is dependent on company policies and strategic decisions regarding payments to hotel owners; and stock-based compensation expense which varies among companies as a result of different compensation plans companies have adopted. We exclude revenues for the reimbursement of costs and costs incurred on behalf of managed and franchised properties which relate to the reimbursement of payroll costs and for system-wide services and programs that we operate for the benefit of our hotel owners as contractually we do not provide services or operate the related programs to generate a profit over the terms of the respective contracts. Over the long term, these programs and services are not designed to impact our economics, either positively or negatively. Therefore, we exclude the net impact when evaluating period-over-period changes in our operating results. Adjusted EBITDA includes costs incurred on behalf of our managed and franchised properties related to system-wide services and programs that we do not intend to recover from hotel owners. Finally, we exclude other items that are not core to our operations, such as asset impairments and unrealized and realized gains and losses on marketable securities.
Adjusted EBITDA and EBITDA are not substitutes for net income (loss) attributable to Hyatt Hotels Corporation, net income (loss), or any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as Adjusted EBITDA and EBITDA. Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. Because of these limitations, Adjusted EBITDA should not be considered as a measure of the income (loss) generated by our business. Our management compensates for these limitations by referencing our GAAP results and using Adjusted EBITDA supplementally.
Adjusted EBITDA Margin
We define Adjusted EBITDA margin as Adjusted EBITDA divided by total revenues excluding Contra revenue and revenues for the reimbursement of costs incurred on behalf of managed and franchised properties (Adjusted revenues). We believe Adjusted EBITDA margin is useful to investors because it provides investors the same information that the Company uses internally for purposes of assessing operating performance.
Adjusted Net Income (Loss)
Adjusted net income (loss), as we define it, is a non-GAAP measure. We define Adjusted net income (loss) as net income (loss) attributable to Hyatt Hotels Corporation excluding special items, which are those items deemed not to be reflective of ongoing operations. We consider Adjusted net income (loss) to be an indicator of operating performance because excluding special items allows for period-over-period comparisons of our ongoing operations.
Adjusted net income (loss) is not a substitute for net income (loss) attributable to Hyatt Hotels Corporation, net income (loss), or any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as Adjusted net income (loss). Although we believe that Adjusted net income (loss) can make an evaluation of our operating performance more consistent because it removes special items that are deemed not to be reflective of ongoing operations, other companies in our industry may define Adjusted net income (loss) differently than we do. As a result, it may be difficult to use Adjusted net income (loss) or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. Because of these limitations, Adjusted net income (loss) should not be considered as a measure of the income (loss) generated by our business. Our management compensates for these limitations by reference to its GAAP results and using Adjusted net income (loss) supplementally.
Adjusted Selling, General, and Administrative (SG&A) Expenses
Adjusted SG&A expenses, as we define it, is a non-GAAP measure. Adjusted SG&A expenses exclude the impact of deferred compensation plans funded through rabbi trusts and stock-based compensation expense. Adjusted SG&A expenses assist us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operations, both on a segment and consolidated basis.
Comparable Owned and Leased Hotels Operating Margin
We define comparable owned and leased hotels operating margin as the difference between comparable owned and leased hotels revenues and comparable owned and leased hotels expenses. Comparable owned and leased hotels revenues is calculated by removing non-comparable hotels revenues from owned and leased hotels revenues as reported in our condensed consolidated statements of income (loss). Comparable owned and leased hotels expenses is calculated by removing both non-comparable owned and leased hotels expenses and the impact of expenses funded through rabbi trusts from owned and leased hotels expenses as reported in our condensed consolidated statements of income (loss). We believe comparable owned and leased hotels operating margin is useful to investors because it provides investors the same information that the Company uses internally for purposes of assessing operating performance.
Comparable Hotels
"Comparable system-wide hotels" represents all properties we manage or franchise, including owned and leased properties, that are operated for the entirety of the periods being compared and that have not sustained substantial damage, business interruption, or undergone large scale renovations during the periods being compared or for which comparable results are not available. Hotels that suspended operations due to the COVID-19 pandemic and have not yet re-opened are no longer included in our definition of comparable system-wide hotels. We may use variations of comparable system-wide hotels to specifically refer to comparable system-wide Americas full service hotels, including our wellness resorts, our select service hotels, or our all-inclusive resorts, for those properties that we manage or franchise within the Americas management and franchising segment, comparable system-wide ASPAC full service or select service hotels for those properties we manage or franchise within the ASPAC management and franchising segment, or comparable system-wide EAME/SW Asia full service or select service hotels for those properties that we manage or franchise within the EAME/SW Asia management and franchising segment. "Comparable owned and leased hotels" represents all properties we own or lease that are operated and consolidated for the entirety of the periods being compared and have not sustained substantial damage, business interruption, or undergone large scale renovations during the periods being compared or for which comparable results are not available. Comparable system-wide hotels and comparable owned and leased hotels are commonly used as a basis of measurement in our industry. "Non-comparable system-wide hotels" or "non-comparable owned and leased hotels" represent all hotels that do not meet the respective definition of "comparable" as defined above.

Constant Dollar Currency
We report the results of our operations both on an as-reported basis, as well as on a constant dollar basis. Constant dollar currency, which is a non-GAAP measure, excludes the effects of movements in foreign currency exchange rates between comparative periods. We believe constant dollar analysis provides valuable information regarding our results as it removes currency fluctuations from our operating results. We calculate constant dollar currency by restating prior-period local currency financial results at the current period's exchange rates. These restated amounts are then compared to our current period reported amounts to provide operationally driven variances in our results.
Average Daily Rate (ADR)
ADR represents hotel room revenues, divided by the total number of rooms sold in a given period. ADR measures the average room price attained by a hotel and ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. ADR is a commonly used performance measure in our industry, and we use ADR to assess the pricing levels that we are able to generate by customer group, as changes in rates have a different effect on overall revenues and incremental profitability than changes in occupancy, as described below.
Occupancy
Occupancy represents the total number of rooms sold divided by the total number of rooms available at a hotel or group of hotels. Occupancy measures the utilization of a hotel's available capacity. We use occupancy to gauge demand at a specific hotel or group of hotels in a given period. Occupancy levels also help us determine achievable ADR levels as demand for hotel rooms increases or decreases.
Revenue per Available Room (RevPAR)
RevPAR is the product of the average daily rate and the average daily occupancy percentage. RevPAR does not include non-room revenues, which consist of ancillary revenues generated by a hotel property, such as food and beverage, parking, and other guest service revenues. Our management uses RevPAR to identify trend information with respect to room revenues from comparable properties and to evaluate hotel performance on a regional and segment basis. RevPAR is a commonly used performance measure in our industry.
RevPAR changes that are driven predominantly by changes in occupancy have different implications for overall revenue levels and incremental profitability than do changes that are driven predominantly by changes in average room rates. For example, increases in occupancy at a hotel would lead to increases in room revenues and additional variable operating costs, including housekeeping services, utilities, and room amenity costs, and could also result in increased ancillary revenues, including food and beverage. In contrast, changes in average room rates typically have a greater impact on margins and profitability as average room rate changes result in minimal impacts to variable operating costs.
Net Package ADR
Net Package ADR represents net package revenues, divided by the total number of rooms sold in a given period. Net Package ADR measures the average room price attained by a hotel, and Net Package ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. Net Package ADR is a commonly used performance measure in our industry, and we use Net Package ADR to assess the pricing levels that we are able to generate by customer group, as changes in rates have a different effect on overall revenues and incremental profitability than changes in occupancy, as described above.

Net Package RevPAR
Net Package RevPAR is the product of the net package ADR and the average daily occupancy percentage. Net Package RevPAR generally includes revenue derived from the sale of package revenue comprised of rooms revenue, food and beverage, and entertainment, net of compulsory tips paid to employees. Our management uses Net Package RevPAR to identify trend information with respect to room revenues from comparable properties and to evaluate hotel performance on a regional and segment basis. Net Package RevPAR is a commonly used performance measure in our industry.
Net Financed Contracts
Net Financed Contracts represent Unlimited Vacation Club contracts signed during the period for which an initial cash down payment has been received and the remaining balance is contractually due in monthly installments over an average term of less than 4 years. The Net Financed Contract balance is calculated as the unpaid portion of membership contracts reduced by expenses related to fulfilling the membership program contracts and further reduced by an allowance for future estimated uncollectible installments. Net Financed Contract balances are not reported on our condensed consolidated balance sheets as our right to collect future installments is conditional on our ability to provide continuous access to member benefits at ALG resorts over the contract term, and the associated expenses to fulfill the membership contracts become liabilities of the Company only after the installments are collected. We believe Net Financed Contracts is useful to investors as it represents an estimate of future cash flows due in accordance with contracts signed in the current period. At June 30, 2022, the Net Financed Contract balance not recorded on our condensed consolidated balance sheet was $155 million.
Net Deferrals
Net Deferrals represent the change in contract liabilities associated with the Unlimited Vacation Club membership contracts less the change in deferred cost assets associated with the contracts. The contract liabilities and deferred cost assets are recognized as revenue and expense, respectively, on our condensed consolidated statements of income (loss) over the customer life, which ranges from 3 to 25 years.